Exhibit 99.5

Chi Ko Holdings Limited

Room 2620, 26 F., New Tech Plaza, 34 Tai Yau Street, San Po Kong, Kowloon, Hong Kong

May 30, 2023

VIA EDGAR

Division of Corporate Finance

Office of Trade & Services

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C., 20549

Re:         Chi Ko Holdings Limited

Registration Statement on Form F-1

Filed on March 16, 2023

File No. 333-270591

Representation under Item 8.A.4 of Form 20-F

Dear Mr. Regan, Ms. Lippmann, Mr. Hamady, and Ms. Marrone:

The undersigned, Chi Ko Holdings Limited (the “Company”), a foreign private issuer organized under the laws of the Cayman Islands, is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing on the date hereof of its registration statement on Form F-1 (the “Registration Statement”) relating to a proposed initial public offering and listing in the United States of the Company’s ordinary shares. The letter respectfully requests a waiver of the requirements of Item 8.A.4 of Form 20-F.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of and for the years ended March 31, 2022 and 2021, and unaudited interim condensed consolidated financial statements as of September 30, 2022 and for the six months ended September 30, 2022 and 2021.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements as of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and in effect as of the date hereof, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.       The Company is not currently a public reporting company in any jurisdiction.

2.       The Company is not required by any jurisdiction outside the United States to comply with the 12-month updating requirement.

3.       Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4.       The Company does not anticipate that its audited financial statements for the fiscal year ended March 31, 2023 will be available until August 1, 2023.

5.       In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Very truly yours,

/s/ Chan Lee Chuen
Chan Lee Chuen
Chief Executive Officer